Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Resource GP, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-106195 and 333-106239) of Penn Virginia Resource Partners, L.P. (the Partnership) of our report dated May 12, 2008 with respect to the balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2007, which report appears in the May 12, 2008 Form 8-K of the Partnership.

/s/ KPMG LLP

Houston, Texas

May 12, 2008